                                                                  Exhibit 4.1(a)


                 AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT

                  AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT ("Amendment No. 1"), dated as of January 31, 2001, by and among Payless Cashways, Inc. ("Borrower"), Congress Financial Corporation (Central), an Illinois corporation ("Congress"; and together with any other signatory hereto designated as a "Lender" or any assignee of any Lender, each individually, a "Lender" and, collectively, "Lenders"), and Congress, as agent for Lenders (in such capacity "Agent"). All capitalized terms used herein (including the recitals hereto) shall have the respective meanings assigned thereto in the Loan Agreement unless otherwise defined herein.

                              W I T N E S S E T H:

                  WHEREAS, Agent, Lenders and Borrower have entered into certain financing arrangements pursuant to the Loan and Security Agreement ("Agreement") dated November 17, 1999 by and among Lenders, Agent and Borrower (and as amended hereby, and as the same may have heretofore been or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement"); and

                  WHEREAS, Borrower has requested that (a) Congress, in its capacity as a Lender, agree to make a certain Supplemental Loan to Borrower, and
(b) Agent and Lenders amend and modify certain provisions set forth in the Loan Agreement in addition to the Loans to which Borrower would otherwise be entitled pursuant to the Loan Agreement; and

                  WHEREAS, Agent and Lenders are, subject to the terms and conditions contained herein, willing to agree to make such Supplemental Loan to Borrower, and to effect such amendments; and

                  WHEREAS, by this Amendment No. 1, Agent and Required Lenders desire and intend to evidence such amendments.

                  NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree, covenant and warrant as follows:

SECTION 1. AMENDMENTS. Subject to the conditions to effectiveness of this Amendment No. 1 set forth in Section 3 hereof, the parties hereto agree as follows:

1.1      The  definition  of  "Loans" in   Section 1 of the Loan   Agreement  is
hereby amended to add the words "and the Supplemental Loan" immediately after the words "Revolving Loans" appearing at the end of such definition.

1.2 Section 1 of the Loan Agreement is hereby amended to include each of the following new definitions in alphabetical order:

(a) "Amendment No. 1" shall mean Amendment No.1 to Loan and Security Agree-ment, dated as of January 31, 2001, by and among Borrower, Agent and Supplemen-tal Loan Lender.

(b) "Applicable Recovery Percentage" shall be equal to the following per-centages during the following periods:

                         Period                                       Percentage
                         ------                                       ----------
                           Supplemental Loan Effective
                           Date to March 10, 2001.....................    90.95%
                           March 11, 2001 to March 25, 2001...........    90.60%
                           March 26, 2001 to June 15, 2001............    90.00%
                           June 16, 2001 to June 29, 2001.............    89.30%
                           June 30, 2001 to July 13, 2001.............    88.30%
                           July 14, 2001 to July 31, 2001.............    87.30%
                           August 1, 2001 and thereafter..............    86.00%

(c) "Bankruptcy Code" shall mean the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been amended, recodified, modified or supplemented

(d) "EBITDA" shall mean, for any period, the net income (loss) of Borrower and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP, plus interest expense, income tax expense, amortization expense, depreciation expense and any non-cash extraordinary losses and minus any extraordinary gains, in each case, of Borrower and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP to the extent included in the determination of such net income (loss).

(e) "Enforcement Action" shall mean the commencement by Agent, on behalf of the Lenders, of any action to foreclose on the security interests or liens of Agent, on behalf of the Lenders, in all or any material portion of the Collateral, or the commencement of any action to take possession of all or any material portion of the Collateral or the commencement of any legal proceedings or actions against or with respect to all or any portion of the Collateral.

(f) "Excluded Portion" shall have the meaning set forth in Section 2A.3(c) herein.

(g) "Financing Order" shall mean any financing order and such other orders relating thereto or authorizing the granting of credit by Agent and Lenders to Borrower, as a debtor in possession or the use of cash collateral, on an emergency, interim or final basis pursuant to Sections 363 and/or 364 of the

Bankruptcy Code as may be issued or entered by any court of competent jurisdiction in any Insolvency Case. with respect to the Borrower.

(h)      "Insolvency  Case" shall mean, as to any person,  any of the following:
(i) any case or proceeding with respect to such person under the U.S. Bankruptcy Code, or any other Federal, State or other bankruptcy, insolvency, reorganization or other law affecting creditors' rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of all or substantially all of the obligations and indebtedness of such person or (ii) any proceeding seeking the appointment of any receiver, trustee, administrator, liquidator, custodian or other insolvency official with similar powers with respect to such person or all or substantially all of its assets or (iii) any proceeding for liquidation, dissolution or other winding up of the business of such person or (iv) any general assignment for the benefit of creditors or any general marshaling of all or substantially all of the assets of such person.

(i) "Insolvency Event" shall mean the commencement of an Insolvency Case by or against the Borrower.

(j) "July 13th Mandatory Prepayment" shall mean $2,000,000 if Supplemental Loan Lender makes the First Installment and $4,000,000 if the Supplemental Loan Lender makes the First Installment and the Second Installment.

(k) "June 15th Mandatory Prepayment" shall mean $1,000,000 if Supplemental Loan Lender makes the First Installment and $2,000,000 if the Supplemental Loan Lender makes the First Installment and the Second Installment.

(l) "June 29th Mandatory Prepayment" shall mean $1,500,000 if Supplemental Loan Lender makes the First Installment and $3,000,000 if the Supplemental Loan Lender makes the First Installment and the Second Installment.

(m) "Net Availability" shall mean the amount, as determined by Agent, calculated at any time, equal to: (i) an amount equal the Revolving Loans and Letter of Credit Accommodations which would be available to the Borrower based on the lending formulas (subject to the deduction from availability of any Availability Reserves then in effect as determined by Agent) set forth in
Section 2.1 of the Loan Agreement as amended by Amendment No. 1 minus (ii) the sum of the amount of all then outstanding and unpaid Revolving Loans and Letter of Credit Accommodations.

(n) "Net Recovery Value" shall mean the appraised value of Eligible Inventory, with such appraised value determined on a "going out of business" basis, net of liquidation expenses, by an appraiser acceptable to each of Agent, Supplemental Loan Lender and its financial participant. The appraised value shall be based on the most recent such appraisal obtained by Agent, Supplemental Loan Lender and/or its financial participant, or by Borrower, at the request of Agent or Supplemental Loan Lender, from time to time during the term of this Agreement.

(o) "Priority Event" shall mean (i) prior to the occurrence of an Insolvency Event, the occurrence of any one or more of the following: (A) an Event of Default and the acceleration by Agent, on behalf of the Lenders, of all of the Obligations by demanding payment therefor or (B) an Event of Default and the taking of any Enforcement Action by Agent, on behalf of the Lenders (provided that any Priority Event occurring prior to an Insolvency Event shall cease constituting a Priority Event as of the occurrence of any Insolvency Event if any or all of Agent or the Lenders continue funding Loans or providing Letter of Credit Accommodations or other financial accommodations (whether pursuant to the Financing Agreements or otherwise) or consent to the use of cash collateral after the occurrence of an Insolvency Event); or (ii) after the occurrence of an Insolvency Event, the occurrence of any one or more of the following: (A) the failure of the Agent and/or the Lenders to provide any Loans, Letter of Credit Accommodations or any other financial accommodations to the Borrower after such Insolvency Event, whether pursuant to the Financing Agreements or otherwise or pursuant to a consensual cash collateral arrangement with the Borrower, (B) the termination or nonrenewal pursuant to a Financing Order of (1) any commitment of the Agent and/or the Lenders to provide Loans, Letter of Credit Accommodations or other financial accommodations (whether pursuant to the Financing Agreements or otherwise) or (2) any consensual cash collateral arrangement between the Borrower and the Lenders, (C) the entry of an order of the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code authorizing the sale of all or substantially all of Borrower's assets and properties, or (D) the entry of an order of the Bankruptcy Court pursuant to Section 362 of the Bankruptcy Code vacating the automatic stay and authorizing Agent to commence foreclosure or enforcement proceedings against substantially all of Borrower's assets and properties.

(p)      "Second  Installment  Funding Date" shall have the meaning set forth in
Section 2A.1 herein.

(q) "Supplemental Loan" shall have the meaning set forth in Section 2A.1 herein.

(r)      "Supplemental  Loan Effective Date" shall have the meaning set forth in
Section 3.1 herein.

(s) "Supplemental Loan Event of Default" shall have the meaning set forth in Section 2A.6 herein.

(t) "Supplemental Loan Lender" shall mean Congress Financial Corporation (Central), as a Lender in its individual capacity, together with its successors and assigns. "Supplemental Loan Lender" shall not include any Lender other than Congress Financial Corporation (Central). Supplemental Loan Lender shall be deemed to be a Lender under the Loan Agreement but Supplemental Loan Lender (i) will have no commitments, obligations, interests or any rights whatsoever with respect to any (A) Revolving Loans under Section 2.1 herein or otherwise or Letter of Credit Accommodations under Section 2.2 herein or otherwise or (B) interest or fees, except for the interest, fees and other amounts owing to Supplemental Loan Lender under any circumstances under the terms of the Supplemental Loan Letter Agreement and (ii) will not be a Lender under the definitions of "Commitment Percentage", "Pro-Rata Share", or "Required Lenders" or under the provisions of Section 2.4 or Section 6.8 herein.

(u) "Supplemental Loan Obligations" shall mean all Obligations with respect to the Supplemental Loan, whether arising under this Agreement, under the Supplemental Loan Letter Agreement or any other Financing Agreement relating to the Supplemental Loan.

(v) "Supplemental Loan Rate" shall have the meaning as set forth in the Supplemental Loan Letter Agreement.

(w)      "Supplemental Loan Repayment Date" shall mean July 31, 2001.

(x)      "Supplemental   Loan  Letter   Agreement"   shall  mean  that   certain
Supplemental   Loan  Letter  Agreement  dated  as  of  January  31,  2001  among
Supplemental Loan Lender, Agent and Borrower.

1.3 Section 2.1(a) of the Loan Agreement is hereby amended to add the following proviso immediately before the period appearing at the end of such section:

                  ; provided, however, that while any Supplemental Loan Obligations shall be outstanding, in no event shall the aggregate amount of outstanding Revolving Loans and Letter of Credit Accommodations when added to the aggregate amount of the Supplemental Loan then outstanding exceed at any given time the lesser of (i) the difference of (A) 71.3% of the Cost of Eligible Inventory minus (B) any Availability Reserves, and
                  (ii) the difference of (A) the Applicable Recovery Percentage of the Net Recovery Value of Eligible Inventory minus (B) any Availability Reserves.

1.4 The Loan Agreement is hereby amended by adding immediately after Sec-tion 2 thereof, the following new Section 2A thereto:

                  SECTION 2A.  SUPPLEMENTAL LOAN.

                           2A.1  Supplemental  Loan.  Subject  to the  terms and
                  conditions contained herein, in addition to the Revolving Loans under Section 2.1 of the Loan Agreement, as a one time financial accommodation to Borrower, Supplemental Loan Lender shall make, subject to the terms and conditions contained herein, a supplemental loan to Borrower in the principal amount of $15,000,000 (the "Supplemental Loan"). At the option of the Supplemental Loan Lender, the Supplemental Loan shall be made in two (2) installments as follows: the first (1st) installment in the principal amount of $7,500,000 (the "First Installment") shall be made on the Supplemental Loan Effective Date and the second (2nd) installment in the principal amount of $7,500,000 (the "Second Installment") shall be made on or before the date which is seven (7) Business Days after the

                  Supplemental Loan Effective Date (the "Second Installment Funding Date"). Borrower shall have no right to receive, and Supplemental Loan Lender shall have no obligation to make whatsoever, the Second Installment if, as of the Second Installment Funding Date, an Event of Default exists. The Supplemental Loan shall constitute part of the Obligations and shall be secured by all of the Collateral. Except for the making of the Supplemental Loan as set forth in this Section 2A.1, Borrower shall have no right to request and Supplemental Loan Lender shall have no obligation to make any additional loans or advances to Borrower under this Section 2A.1 and any repayments of the Supplemental Loan shall not be subject to any readvance to or reborrowing by Borrower. For the purposes of Section 2.1 of the Loan Agreement, the aggregate principal amount of the Loans, the aggregate outstanding principal amount of the Supplemental Loan and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit.

                           2A.2  Interest.  The  Supplemental  Loan  shall  bear
                  interest at the Supplemental Loan Rate and shall be payable in accordance with the terms of the Supplemental Loan Letter Agreement.

                           2A.3     Repayment.

(a) Subject to the provisions of Section 2A.3 (b) below, Borrower shall repay the principal amount of the Supplemental Loan, together with all accrued but unpaid interest, fees and other Supplemental Loan Obligations, in full, in immediately available funds on the Supplemental Loan Repayment Date.

(b) Notwithstanding anything to the contrary contained in Section 2A.3 (a) above or any other section of this Loan Agreement, from and after the occurrence and during the continuance of a Priority Event, Agent, for itself and the other Lenders, and the Supplemental Loan Lender hereby agree that the Obligations shall be repaid as follows: first, all Obligations (other than
                  (i) the Supplemental Loan Obligations, (ii) any Excluded Por-tion and (iii) and any early termination fee payable in accor-dance with Section 13.1 (c) of the Loan Agreement) shall be repaid in full, in cash or other immediately available funds, in such order and manner as Agent shall elect in its discre-tion (including cash collateral for Letter of Credit Accommo-dations in an amount equal to one hundred five (105%) percent of the aggregate undrawn face amount thereof); second, the Supplemental Loan, together with all accrued and unpaid inter-est, fees, charges, costs and expenses payable hereunder and under the Supplemental Loan Letter Agreement, shall be repaid; and third, any Excluded Portion then outstanding and any early termination fee payable in accordance with Section 13.1(c) of the Loan Agreement shall be repaid.

(c) Excluded Portion. During the period while any Supplemental Loan Obligations remain outstanding, Agent will not, without the prior written consent of each of the Lenders, make any Loan, Letter of Credit Accommodation or other financial accommodation which would constitute an Excluded Portion.

                  As used this Section 2A.3, the following capitalized terms shall have the following meanings:

                  "Excluded Portion" shall mean at any time (i) the portion of the Aggregate Revolving Debt Exposure in excess of the Maximum Revolving Availability (such excess, the "Excluded Principal"); provided, that, the amount set forth in this clause (i) shall not include that portion of the Aggregate Revolving Debt Exposure that exceeds the Maximum Revolving Availability solely as a result of (A) a decline in the value of any Collateral, (B) any act or omission of the Borrower in violation of any Financing Agreement, (C) any other similar circumstance not caused by Agent or any Lender, (D) the imposition of any Availability Reserve by Agent, and (E) the charging to any loan account of Borrower maintained pursuant to this Agreement of regularly scheduled interest, fees, costs, expenses and other charges (provided that if any of the events described in clauses (A) through (E) above result in negative Net Availability, any additional Loans or Letter of Credit Accommodations provided by Agent and/or Lenders during such period while Agent has actual knowledge of negative Net Availability shall not be deemed excluded from the calculation of Excluded Principal); and (ii) any interest, charges, fees, costs, indemnities and expenses with respect to the Excluded Principal described in clause (i) of this definition.

                  "Aggregate Revolving Debt Exposure" means, with respect to the Obligations owing to the Agent and Lenders (other than the Supplemental Loan Obligations), the sum of the aggregate principal  amount of  Revolving  Loans  outstanding  under the
                  Financing Agreements, all Letter of Credit Accommodations (including the face amount of all undrawn letters of credit plus all unpaid reimbursement obligations) under the Financing Agreements and all other financial accommodations under the Financing Agreements (other than in respect of the Supplemental Loan).

                  "Maximum Revolving Availability" means the lesser of (a) the difference of (i) the Maximum Credit minus (ii) the outstanding principal balance of the Supplemental Loan and (b) an amount equal the Revolving Loans and Letter of Credit Accommodations which would be available to the Borrower based on the lending formulas (subject to the deduction from availability of any Availability Reserves then in effect as determined by Agent) set forth in Section 2.1 of the Loan Agreement as amended by Amendment No. 1.

                           2A.4     Mandatory Prepayments;  Availability  Short-
                  falls; Excluded Portion.

                                    (a) Mandatory  Prepayments.  In addition to,
                  and not in limitation of, anything to the contrary contained herein, subject to the provisions of Section 2.3 below, Borrower shall make a mandatory prepayment in respect of the Supplemental Loan on June 15, 2001 in the amount of the June 15th Mandatory Prepayment, on June 29, 2001 in the amount of the June 29th Mandatory Prepayment, and on July 13, 2001 in the amount of July 13th Mandatory Prepayment (each such payment a "Mandatory Prepayment" and all such payments, collectively, the "Mandatory Prepayments").

                                    (b) Availability Shortfalls. Notwithstanding
                  anything to the contrary contained in Section 2A.4(a) above but without limiting any of the rights of Supplemental Lender under the Supplemental Loan Letter Agreement to charge default rate interest arising as a result of any failure to timely fund any Supplemental Loan Obligation, if as of the date any Mandatory Prepayment or other Supplemental Loan Obligation is due and owing, Borrower will not have Net Availability of at least $1.00 after giving effect to such payments (an "Availability Shortfall"), Borrower shall pay such Mandatory Prepayment as follows: Borrower shall be required to fund that portion of the Mandatory Prepayment or other Supplemental Loan Obligation in an amount equal to the lesser of (i) the Mandatory Prepayment or other Supplemental Loan Obligation required to be paid and (ii) the amount of Net Availability determined as of the date that the applicable Mandatory Prepayment or other Supplemental Loan Obligation is due less $1.00 (such amount being referred to as a "Partial Required Payment"). With respect to the difference between the applicable Mandatory Prepayment or other Supplemental Loan Obligation and the Partial Required Payment (such amount being referred to as the "Unpaid Required Payment"), Borrower shall repay the Unpaid Required Payment at any time that the Borrower has Net Availability of greater than $1.00 until such Unpaid Required Payment has been paid in full. Failure to pay any Unpaid Required Payment in full within seven (7) days from the initial due date shall constitute an immediate Supplemental Loan Event of Default.

                           2A.5  Supplemental  Loan  Availability  Reserves.  In
                  addition to, and not in limitation of, Agent's right to establish Availability Reserves under Section 2.3) of the Loan

                  Agreement, Agent shall have the right to establish an Availability Reserve in respect of the Supplemental Loan (the "Supplemental Loan Reserve") in an amount determined by Agent and, to adjust such Supplemental Loan Reserve from time to time, in Agent's discretion exercised on a basis consistent with the imposition and adjustment of any other Availability Reserves. Agent agrees to provide Borrower with one (1) Business Day's notice prior to the establishment of any Supplemental Loan Reserve. Once so established, the Supplemental Loan Reserve shall constitute an additional Availability Reserve for all purposes under this Agreement.

                           2A.6 Supplemental Loan Event of Default.  In addition
                  to, and not in limitation of, the Events of Default as set forth in Section 10.1 of this Agreement, Borrower acknowledges and agrees that the occurrence of any "Supplemental Loan Event of Default" under the Supplemental Loan Letter Agreement shall constitute an Event of Default under this Agreement for all purposes (each such event, a "Supplemental Loan Event of Default").

1.5 Section 9 of the Loan Agreements is hereby amended by adding at the end thereof, the following new Section 9.20:

                  9.20 Fixed Charge Coverage Ratio. So long as the Supplemental Loan remains outstanding, Borrower shall not permit the ratio of (i) the sum of (a) EBITDA, less (b) capital expenditures, less (c) cash taxes, to (ii) the sum of payments made or required to be made by Borrower during such period for (a) interest, fees and scheduled principal payments/availability reductions due under the Loan Agreement, (b) fees due and payable under the Supplemental Loan Letter Agreement, (c) interest, fees and scheduled principal payments due on any and all other indebtedness of the Borrower (including, without limitation, the Fortress Credit Agreement and CIBC Credit Agreement and related agreements), and (d) regularly scheduled payments under any lease agreement which is or should be capitalized in accordance with GAAP, to be less than the ratios set forth on the attached Schedule 3.1 on a fiscal monthly basis for the fiscal monthly period then ended.

1.6 Section 10.1(m) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

                  "(m) any Supplemental Loan Event of Default shall have occurred or there shall have occurred any event of default under any of the other Financing Agreements."

1.7 The Loan Agreement is hereby amended by adding Schedule 3.1 hereto as a new Schedule 3.1 thereto.

1.8      The Loan  Agreement is  hereby   amended  by   inserting   Schedule 8.8
hereto in place of the existing Schedule 8.8 to the Loan Agreement.

1.9 Exhibit A {Information Certificate} to Loan Agreement is hereby amend-ed by deleting Schedule 9 {Locations of Collateral} thereto and adding in place thereof Schedule 9 {Locations of Collateral} attached hereto.

SECTION 2.        REPRESENTATIONS, WARRANTIES AND COVENANTS

                  Borrower hereby represents, warrants and covenants with and to Agent and Lenders as follows:

2.1 Representations in Financing Agreements. Each of the representations and warranties made by or on behalf of Borrower to Agent and Lenders in any of the Financing Agreements was true and correct when made and in all material respects is true and correct on and as of the date of this Amendment No. 1 with the same full force and effect as if each of such representations and warranties had been made by Borrower on the date hereof and in this Amendment No. 1.

2.2 No Event of Default. No Default or Event of Default exists on the date of this Amendment No. 1 (after giving effect to the amendments to the Financing Agreements made by this Amendment No. 1)

2.3 Binding Effect of Documents. This Amendment No. 1 and the other Financ-ing Agreements have been duly executed and delivered to Agent and Lenders by Borrower, and are in full force and effect, as modified hereby and the agree-ments and obligations of the Borrower contained herein constitutes the legal, valid and binding obligations of Borrower enforceable against Borrower in accor-dance with their terms.

2.4 No Conflict, Etc.The execution, delivery and performance of this Amend-ment No.1, the Supplemental Loan Letter Agreement and the other Financing Agree-ments contemplated by this Amendment No. 1 by Borrower will not violate any requirement of law or contractual obligation of Borrower, and will not result in, or require, the creation or imposition of any lien or encumbrance on any of Borrower's properties or revenues, except in favor of Agent and Lenders.

SECTION 3. CONDITIONS TO EFFECTIVENESS OF CERTAIN PROVISIONS OF THIS AMENDMENT NO. 1

3.1 The effectiveness of Section 1 of this Amendment No. 1 shall be subject to the satisfaction of the following conditions and/or receipt by Agent of eac of the following, in form and substance satisfactory to Agent (the date tha Agent receives each of the foregoing being referred to herein as the "Supple-mental Loan Effective Date"):

(a) an original of this Amendment No. 1, duly authorized, executed and de-livered by Borrower and Agent on behalf of itself and the Required Lenders;

(b) an original Participation Agreement duly executed and delivered by Hil-co Capital LP in favor of the Supplemental Loan Lender and Agent;

(c) an original Supplemental Loan Letter Agreement duly executed and deliv-ered by Borrower, Agent, Supplemental Loan Lender and Hilco Capital LP;

(d) an opinion letter, in form and substance satisfactory to Agent, from Blackwell Sanders Peper Martin with respect to this Amendment No. 1 and the transactions contemplated hereunder which shall expressly permit Hilco Capital LP to rely on such opinion and the opinion issued by such counsel at the time of the closing of the Loan Agreement;

(e) a Secretary's Certificate of Borrower certifyin and/or attaching (a) articles of incorporation, (b) bylaws, (c) resolutions and (d) incumbency of of-ficers;

(f) no Overadvance (as defined in the Supplemental Loan Letter Agreement) shall be outstanding on the date prior to the Supplemental Loan Effective Date;

(g) the Agent, Supplemental Loan Lender and Hilco Capital LP shall have re-ceived and found acceptable, in their sole discretion, the results of a final field examination of the Collateral; and

(h) any and all such further instruments and documents as Agent may require to obtain the full benefits of this Amendment No. 1 and to protect, preserve an maintain Agent's and Lenders' rights in the Collateral.

SECTION 4.        PROVISIONS OF GENERAL APPLICATION

4.1 Effect of this Amendment No. 1. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or im-plied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment No. 1 and the other Financing Agreements, the terms of this Amendment No. 1 shall control. The Loan Agreement and this Amendment No. 1 shall be read and construed as one agreement.

4.2 Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or de-sirable to effectuate the provisions and purposes of this Amendment No. 1.

4.3 Binding Effect. This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

4.4 Survival of Representations and Warranties. All representations and warranties made in this Amendment No. 1 or any other document furnished in con-nection with this Amendment No. 1 shall survive the execution and delivery of this Amendment No. 1 and the other documents, and no investigation by Agent or any Lender or any closing shall affect the representations and warranties or the right of Agent or Lenders to rely upon them.

4.5 Expenses. Borrower agrees to pay on demand all out of pocket costs and expenses of Agent and Lenders in connection with the preparation, execution and delivery of this Amendment No. 1 and all other agreements, documents and instruments executed and/or delivered in connection therewith or related thereto, including, without limitation, the fees and out-of-pocket expenses of counsel for Agent and Lenders with respect thereto.

4.6 Severability. Any provision of this Amendment No. 1 held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or inval-idate the remainder of this Amendment No. 1 and the effect thereof shall be con-fined to the provision so held to be invalid or unenforceable.

4.7 Governing Law. This Amendment No. 1 shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.8 Counterparts. This Amendment No. 1 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 1, it shall not be necessary to produce or account for more than one.

                               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                       [Signature Page to Amendment No. 1]

                  IN WITNESS WHEREOF, this Amendment No. 1 is executed and de-livered as of the day and year first above written.

                                    PAYLESS CASHWAYS, INC.

                                    By:

                                    Title:


                                    CONGRESS FINANCIAL CORPORATION (CENTRAL),

                                         as Agent  on behalf   of  the  Required
                                         Lenders and as Supplemental Loan Lender

                                    By:

                                    Title:

          [Guarantor's Acknowledgement and Consent to Amendment No. 1]

                           Acknowledgment and Consent

                  The undersigned hereby acknowledges receipt of the attached Amendment No. 1 and consents to the execution and performance thereof by Payless Cashways, Inc. The undersigned hereby also reaffirms that the guarantee of such undersigned in favor of Agent remains in full force and effect and acknowledges and agrees that there is no defense, setoff or counterclaim of any kind, nature or description to obligations arising under such guarantee.

                                                         LUMBERJACK STORES, INC.

                                                          By:
                                                           Name:
                                                           Title:


                                   SCHEDULE 3.1

                           FIXED CHARGE COVERAGE RATIO

Fiscal Monthly Period Ended 1                     Ratio
February 24, 2001.....................         0.05 to 1.0
March 31, 2001........................          1.0 to 1.0
April 28, 2001........................          1.0 to 1.0
May 26, 2001..........................          0.7 to 1.0

[FN]
1 The dates set forth on this Schedule 3.1 correspond to the last day of each fiscal monthly accounting period maintained by Borrower.